Exhibit No. 16.1


February 12, 2008


Securities and Exchange Commission
Washington, D.C. 20549


Commissioners:

We have read ATC Healthcare, Inc.'s statements included under Item 4.01 of its Form 8-K, dated February 6, 2008. We agree that we were notified that the Audit Committee discharged us on February 6, 2008. We ceased providing professional services on January 31, 2008. However, we note the following.


In October 2007, the Company announced that "[i]n the course of preparing its financial statements [for the fiscal quarter ended August 31, 2007], the company has discovered certain items which may not have been properly recorded in prior financial statements, including some expense items that were not sufficiently recorded." To date, we have not been notified as to management's view of the scope, nature, or materiality of any errors to the Company's financial condition, results of operation, or liquidity. In addition, it does not appear to us that the Company has filed a Form 8-K, Item 4.02, Non-Reliance on Previously Issued Financial Statements. Given our lack of information, we are unable to determine whether (a) the Company's prior financial statements should be relied upon, or (b) whether we must withdraw our prior audit opinions.


/s/ Goldstein Golub Kessler LLP
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GOLDSTEIN GOLUB KESSLER LLP